DIVERSIFIED PORTFOLIO DRIVES RECORD YEAR FOR TYSON
AS FISCAL YEAR 2015 ADJUSTED OPERATING INCOME UP 37% TO $2.25 BILLION
Springdale, Arkansas – November 23, 2015 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	Fourth Quarter		12 Months
	2015	2014	2015	2014
Sales	$10,506	$10,105	$41,373	$37,580
Operating Income	550	306	2,169	1,430

Net Income	259	136	1,224	856
Less: Net Income (Loss) Attributable to Noncontrolling Interests	1	(1)	4	(8)
Net Income Attributable to Tyson	$258	$137	$1,220	$864

Net Income Per Share Attributable to Tyson	$0.63	$0.35	$2.95	$2.37

Adjusted¹ Sales	$9,756	$9,780	$40,623	$37,255

Adjusted¹ Operating Income	$568	$469	$2,253	$1,649

Adjusted¹ Net Income Per Share Attributable to Tyson	$0.83	$0.87	$3.15	$2.94
¹Adjusted sales, adjusted operating income and adjusted net income per share attributable to Tyson are explained and reconciled to a comparable GAAP measure at the end of this release. Additionally, items reflected as adjusted exclude the impact of the additional week in the fourth quarter and 12 months of fiscal 2015.
Fourth Quarter Highlights

•	Adjusted operating income up 21% to $568 million

•	Record fourth quarter adjusted operating margin of 5.8%

•	Cash flows from operations of $898 million

•	Captured $98 million in total synergies

•	Repurchased 5.9 million shares for $250 million, excluding shares repurchased to offset dilution from our equity compensation plan
Fiscal 2015 Highlights

•	Record adjusted EPS of $3.15, an increase of 7% over prior year

•	Record adjusted sales of $40.6 billion, an increase of 9% over prior year

•	Record adjusted operating income of $2.25 billion, an increase of 37% over prior year

•	Record cash flows from operations of $2.6 billion

•	Captured $322 million in total synergies
“Fiscal 2015 was an important year for Tyson Foods, because it proved that our house of brands gives us the ability to produce record sales and earnings in less than optimum conditions, all while successfully merging two large companies,” said Donnie Smith, president and chief executive officer of Tyson Foods, Inc.
“We achieved adjusted sales of more than $40 billion and adjusted EPS of $3.15, generated free cash flow of more than $1.5 billion, reduced net debt by $1.7 billion, repurchased $250 million of our stock in the fourth quarter and launched Ball Park® Jerky and Hillshire® Snacking – two entirely new platforms for the company,” Smith said.
“We achieved $322 million in synergies for the fiscal year, and we continue to see more synergy opportunities,” he added. “We’re raising our synergy estimates for fiscal 2016 to more than $500 million, and we’re raising our estimate for fiscal 2017 to more than $700 million. The additional synergies will allow for more investment in innovation, new product launches and the strengthening of our brands.
“Our business model is working. The Prepared Foods segment had a very strong performance in the first full year of Tyson and Hillshire coming together. The Chicken segment had an outstanding year. Pork produced solid results. Beef experienced a tough operating environment most of fiscal 2015, but the other segments more than made up for it.
“We’re expecting another record year in fiscal 2016. Our projections indicate adjusted EPS of $3.50 to $3.65, consistent with our goal of averaging at least 10% annual EPS growth over time. We plan to continue repurchasing our shares; in fact, we’ve already bought back $200 million of our stock so far in the first quarter of fiscal 2016.
“The team has been performing at a high level since the merger, but I still see so much potential as the power of Tyson 2.0 is just beginning to emerge.”

SEGMENT RESULTS (in millions)

Sales
(for the fourth quarter and 12 months ended October 3, 2015, and September 27, 2014)
	Fourth Quarter				12 Months
			Volume	Avg. Price			Volume	Avg. Price
	2015	2014	Change	Change	2015	2014	Change	Change
Chicken	$3,024	$2,789	10.8%	(2.2)%	$11,390	$11,116	4.2%	(1.6)%
Beef	4,410	4,429	6.1%	(6.1)%	17,236	16,177	(0.3)%	6.9%
Pork	1,311	1,627	5.1%	(23.3)%	5,262	6,304	(0.8)%	(15.8)%
Prepared Foods	2,008	1258	49.8%	6.5%	7,822	3,927	70.7%	16.7%
Other	108	361	(67.8)%	(7.5)%	879	1,381	(32.2)%	(6.2)%
Intersegment Sales	(355)	(359)	n/a	n/a	(1,216)	(1,325)	n/a	n/a
Total	$10,506	$10,105	6.8%	(2.6)%	$41,373	$37,580	5.0%	4.8%

Operating Income (Loss)
(for the fourth quarter and 12 months ended October 3, 2015, and September 27, 2014)
	Fourth Quarter				12 Months
			Operating Margin				Operating Margin
	2015	2014	2015	2014	2015	2014	2015	2014
Chicken	$370	$201	12.2%	7.2%	$1,366	$883	12.0%	7.9%
Beef	(33)	153	(0.7)%	3.5%	(66)	347	(0.4)%	2.1%
Pork	95	99	7.2%	6.1%	380	455	7.2%	7.2%
Prepared Foods	150	(47)	7.5%	(3.7)%	588	(60)	7.5%	(1.5)%
Other	(32)	(100)	n/a	n/a	(99)	(195)	n/a	n/a
Total	$550	$306	5.2%	3.0%	$2,169	$1,430	5.2%	3.8%
Note: In the fourth quarter of fiscal 2015 we began reporting the International segment in Other following the completion of the sale of our Mexico and Brazil chicken operations in fiscal 2015. As a result, Other includes our foreign operations related to raising and processing live chickens in China and India and third-party merger and integration costs. All periods presented have been reclassified to reflect this change. Chicken, Beef, Pork and Prepared Foods were not impacted by this change.
ADJUSTED SEGMENT RESULTS (in millions)

Adjusted Sales
(for the fourth quarter and 12 months ended October 3, 2015, and September 27, 2014)
	Fourth Quarter				12 Months
			Adjusted	Adjusted			Adjusted	Adjusted
			Volume	Avg. Price			Volume	Avg. Price
	2015	2014	Change	Change	2015	2014	Change	Change
Chicken	$2,808	$2,789	2.9%	(2.2)%	$11,174	$11,116	2.2%	(1.6)%
Beef	4,095	4,429	(1.5)%	(6.1)%	16,921	16,177	(2.2)%	6.9%
Pork	1,218	1,627	(2.4)%	(23.3)%	5,169	6,304	(2.6)%	(15.8)%
Prepared Foods	1,865	933	73.6%	15.1%	7,679	3,602	77.8%	19.9%
Other	100	361	(70.1)%	(7.5)%	871	1,381	(32.7)%	(6.2)%
Intersegment Sales	(330)	(359)	n/a	n/a	(1,191)	(1,325)	n/a	n/a
Total	$9,756	$9,780	1.3%	(1.5)%	$40,623	$37,255	3.7%	5.2%

Adjusted Operating Income (Loss)
(for the fourth quarter and 12 months ended October 3, 2015, and September 27, 2014)
	Fourth Quarter				12 Months
			Adjusted Operating Margin				Adjusted Operating Margin
	2015	2014	2015	2014	2015	2014	2015	2014
Chicken	$344	$206	12.3%	7.4%	$1,340	$888	12.0%	8.0%
Beef	(20)	153	(0.5)%	3.5%	(53)	347	(0.3)%	2.1%
Pork	88	99	7.2%	6.1%	373	455	7.2%	7.2%
Prepared Foods	171	17	9.2%	1.8%	636	53	8.3%	1.5%
Other	(15)	(6)	n/a	n/a	(43)	(94)	n/a	n/a
Total	$568	$469	5.8%	4.8%	$2,253	$1,649	5.5%	4.4%
Note: Adjusted sales and adjusted operating income are explained and reconciled to a comparable GAAP measure at the end of this release. Items reflected as adjusted, including adjusted volume and adjusted average sales price, exclude the impact of the additional week in the fourth quarter and 12 months of fiscal 2015. Additionally, adjusted sales for the fourth quarter and 12 months of fiscal 2014 excludes the one month of Hillshire Brands post-closing sales.

Adjusted sales, adjusted operating income and adjusted operating margin are presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted sales, adjusted operating income and adjusted operating margin helps investors assess our financial performance from period to period and enhances understanding of our financial performance; however, adjusted sales, adjusted operating income and adjusted operating margin may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted sales, adjusted operating income and adjusted operating margin are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for any measures of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

Summary of Segment Results

•
Chicken - Adjusted sales volume grew as a result of stronger demand for chicken products and mix of rendered product sales. Adjusted average sales price decreased as feed ingredient costs declined, partially offset by mix changes. Adjusted operating income increased due to higher sales volume and lower feed ingredient costs, partially offset by disruptions caused by export bans. Adjusted feed costs decreased $130 million and $440 million during the fourth quarter and 12 months of fiscal 2015, respectively.

•
Beef - Adjusted sales volume decreased due to a reduction in live cattle processed. Adjusted average sales price decreased in the fourth quarter of fiscal 2015 due to higher domestic availability of fed cattle supplies, which drove down livestock costs. For the 12 months of fiscal 2015, adjusted average sales price increased due to lower domestic availability of beef products. Adjusted operating income decreased due to unfavorable market conditions associated with a decrease in supply which drove up fed cattle costs, export market disruptions, the relative value of competing proteins and increased operating costs. Additionally, we incurred $70 million of losses in the fourth quarter of fiscal 2015 from mark-to-market open derivative positions and lower-of-cost-or-market inventory adjustments as a result of a large and rapid decline in live cattle futures during September.

•
Pork - Adjusted sales volume decreased due to the divestiture of our Heinold Hog Markets business in the first quarter of fiscal 2015. Excluding the impact of the divestiture, our adjusted sales volume grew 6.5% and 3.5% for the fourth quarter and 12 months of fiscal 2015, respectively, driven by better demand for our pork products. Live hog supplies increased, which drove down livestock cost and adjusted average sales price. While reduced compared to prior year, adjusted operating income remained strong as we maximized our revenues relative to live hog markets, partially attributable to operational and mix performance.

•
Prepared Foods - Adjusted sales volume increased due to incremental volumes from the acquisition of Hillshire Brands. Adjusted average sales price increased primarily due to better product mix which was positively impacted by the acquisition of Hillshire Brands. Adjusted operating income improved due to an increase in sales volume and average sales price mainly attributed to Hillshire Brands, as well as lower adjusted raw material costs of approximately $85 million and $285 million for the fourth quarter and 12 months of fiscal 2015, respectively, related to our legacy Prepared Foods business. Additionally, profit improvement initiatives and Hillshire Brands synergies positively impacted Prepared Foods operating income by $81 million and $285 million for the fourth quarter and 12 months of fiscal 2015, respectively.

Outlook
In fiscal 2016, we expect domestic protein production (chicken, beef, pork and turkey) to increase approximately 3% from fiscal 2015 levels. Additionally, we expect disruptions related to export bans to continue in fiscal 2016. As we proceed with the integration of Hillshire Brands, we expect to realize synergies of more than $500 million in fiscal 2016 and more than $700 million in fiscal 2017 from the acquisition as well as our profit improvement plan for our legacy Prepared Foods business. The majority of these benefits will be realized in our Prepared Foods segment. The following is a summary of the outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, liquidity, share repurchases and dividends for fiscal 2016.

•
Chicken – USDA data shows an increase in chicken production around 2% in fiscal 2016 compared to fiscal 2015. However, more recent data indicates a greater increase in supply which could outpace the demand. Based on current futures prices, we expect lower feed costs in fiscal 2016 compared to fiscal 2015 of approximately $100 million. Many of our sales contracts are formula based or shorter-term in nature, but there may be a lag time for price changes to take effect. For fiscal 2016, we believe our Chicken segment's operating margin should exceed 10%.

•
Beef – We expect industry fed cattle supplies to be flat to slightly higher in fiscal 2016 compared to fiscal 2015. Although we generally expect adequate supplies in regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. We are adjusting our normalized range of the Beef segment to 1.5-3.0% based on our historical performance and future expectations given existing beef fundamentals, tight cattle supplies and an imbalance of processing capacity. For fiscal 2016, we believe our Beef segment's operating margin should approximate the low end of the new range.

•
Pork – We expect industry hog supplies to increase around 2-3% in fiscal 2016 compared to fiscal 2015. For fiscal 2016, we believe our Pork segment's operating margin will be in its normalized range of 6-8%.

•
Prepared Foods – We expect lower raw material costs of approximately $350 million in fiscal 2016. As we continue to invest heavily in innovation, new product launches and the strengthening of our brands, we believe our operating margin should be near the low-end of our expected range of 10-12% in fiscal 2016.

•
Other – In the fourth quarter of fiscal 2015, we began reporting the International segment in Other following the sale of our Mexico and Brazil poultry operations in fiscal 2015. As a result, Other includes our foreign operations related to raising and processing live chickens in China and India. We expect Other adjusted operating loss should be approximately $50 million in fiscal 2016.

•	Sales – We expect sales to approximate $41 billion for fiscal 2016 as we grow our current businesses to offset the impact of fiscal 2015 divestitures.

•	Capital Expenditures – We expect capital expenditures to approximate $900 million for fiscal 2016.

•	Net Interest Expense – We expect net interest expense will approximate $255 million for fiscal 2016.

•	Liquidity – We expect total liquidity, which was $1.9 billion at October 3, 2015, to be above our goal to maintain liquidity in excess of $1.2 billion.

•
Share Repurchases – In fiscal 2016, we expect to increase share repurchases under our share repurchase program. As of October 3, 2015, 21.1 million shares remain authorized for repurchases. The timing and extent to which we repurchase shares will depend upon, among other things, our working capital needs, market conditions, liquidity targets, our debt obligations and regulatory requirements. During the first quarter of fiscal 2016 as of November 20, 2015, we have repurchased approximately 4.4 million shares for $200 million, excluding shares repurchased to offset dilution from our equity compensation plans.

•
Dividends – On November 19, 2015, the Board of Directors increased the quarterly dividend previously declared on July 30, 2015, to $0.15 per share on our Class A common stock and $0.135 per share on our Class B common stock. The increased quarterly dividend is payable on December 15, 2015, to shareholders of record at the close of business on December 1, 2015. The Board also declared a quarterly dividend of $0.15 per share on our Class A common stock and $0.135 per share on our Class B common stock, payable on March 15, 2016, to shareholders of record at the close of business on March 1, 2016. Beginning in fiscal 2017, we anticipate to increase our annual dividends approximately $0.10 per year.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		12 Months
	October 3, 2015	September 27, 2014	October 3, 2015	September 27, 2014
Sales	$10,506	$10,105	$41,373	$37,580
Cost of Sales	9,520	9,393	37,456	34,895
Gross Profit	986	712	3,917	2,685

Selling, General and Administrative	436	406	1,748	1,255
Operating Income	550	306	2,169	1,430
Other (Income) Expense:
Interest income	(3)	(1)	(9)	(7)
Interest expense	72	54	293	132
Other, net	(4)	35	(36)	53
Total Other (Income) Expense	65	88	248	178
Income before Income Taxes	485	218	1,921	1,252
Income Tax Expense	226	82	697	396
Net Income	259	136	1,224	856
Less: Net Income (Loss) Attributable to Noncontrolling Interests	1	(1)	4	(8)
Net Income Attributable to Tyson	$258	$137	$1,220	$864
Weighted Average Shares Outstanding:
Class A Basic	333	313	335	284
Class B Basic	70	70	70	70
Diluted	411	391	413	364
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.65	$0.37	$3.06	$2.48
Class B Basic	$0.59	$0.32	$2.79	$2.26
Diluted	$0.63	$0.35	$2.95	$2.37
Dividends Declared Per Share:
Class A	$0.100	$0.075	$0.425	$0.325
Class B	$0.090	$0.068	$0.383	$0.294

Sales Growth	4.0%		10.1%
Margins: (Percent of Sales)
Gross Profit	9.4%	7.0%	9.5%	7.1%
Operating Income	5.2%	3.0%	5.2%	3.8%
Net Income Attributable to Tyson	2.5%	1.4%	2.9%	2.3%
Effective Tax Rate	46.4%	37.5%	36.3%	31.6%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	October 3, 2015	September 27, 2014
Assets
Current Assets:
Cash and cash equivalents	$688	$438
Accounts receivable, net	1,620	1,684
Inventories	2,878	3,274
Other current assets	195	379
Assets held for sale	—	446
Total Current Assets	5,381	6,221
Net Property, Plant and Equipment	5,176	5,130
Goodwill	6,667	6,706
Intangible Assets, net	5,168	5,276
Other Assets	612	623
Total Assets	$23,004	$23,956

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$715	$643
Accounts payable	1,662	1,806
Other current liabilities	1,158	1,207
Liabilities held for sale	—	141
Total Current Liabilities	3,535	3,797
Long-Term Debt	6,010	7,535
Deferred Income Taxes	2,449	2,450
Other Liabilities	1,304	1,270

Total Tyson Shareholders’ Equity	9,691	8,890
Noncontrolling Interests	15	14
Total Shareholders’ Equity	9,706	8,904

Total Liabilities and Shareholders’ Equity	$23,004	$23,956

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	12 Months
	October 3, 2015	September 27, 2014
Cash Flows From Operating Activities:
Net income	$1,224	$856
Depreciation and amortization	711	530
Deferred income taxes	38	(105)
Convertible debt discount	—	(92)
Gain on dispositions of businesses	(177)	—
Impairment of assets	285	107
Share-based compensation expense	69	51
Other, net	71	(20)
Net changes in operating assets and liabilities	349	(149)
Cash Provided by Operating Activities	2,570	1,178

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(854)	(632)
Purchases of marketable securities	(38)	(18)
Proceeds from sale of marketable securities	52	33
Acquisitions, net of cash acquired	—	(8,193)
Proceeds from sale of businesses	539	—
Other, net	31	10
Cash Used for Investing Activities	(270)	(8,800)

Cash Flows From Financing Activities:
Payments on debt	(1,995)	(639)
Proceeds from issuance of long-term debt	501	5,576
Borrowings on revolving credit facility	1,345	—
Payments on revolving credit facility	(1,345)	—
Proceeds from issuance of debt component of tangible equity units	—	205
Proceeds from issuance of common stock, net of issuance costs	—	873
Net proceeds from issuance of equity component of tangible equity units	—	1,255
Purchases of Tyson Class A common stock	(495)	(295)
Dividends	(147)	(104)
Stock options exercised	84	67
Other, net	17	(23)
Cash Provided by (Used for) Financing Activities	(2,035)	6,915

Effect of Exchange Rate Changes on Cash	(15)	—

Increase (Decrease) in Cash and Cash Equivalents	250	(707)
Cash and Cash Equivalents at Beginning of Year	438	1,145
Cash and Cash Equivalents at End of Period	$688	$438

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	12 Months Ended (b)
	October 3, 2015	September 27, 2014

Net income	$1,224	$856
Less: Interest income	(9)	(7)
Add: Interest expense	293	132
Add: Income tax expense	697	396
Add: Depreciation	609	494
Add: Amortization (a)	92	26
EBITDA	$2,906	$1,897

Adjustments to EBITDA:
Add: China impairment	$169	$—
Add: Merger and integration costs	57	—
Add: Prepared Foods network optimization impairment charges	59	—
Add: Denison plant closure	12	—
Add: Brazil impairment	—	42
Add: Hillshire Brands purchase price accounting adjustments	—	19
Add: Hillshire Brands acquisition, integration and costs associated with our Prepared Foods improvement plan	—	197
Add: Costs (insurance proceeds, net of costs) related to a legacy Hillshire Brands plant fire	(8)	12
Less: Gain on sale of the Mexico operation	(161)	—
Less: Gain on sale of equity securities	(21)	—
Total Adjusted EBITDA	$3,013	$2,167

Total gross debt	$6,725	$8,178
Less: Cash and cash equivalents	(688)	(438)
Less: Short-term investments	(2)	(1)
Total net debt	$6,035	$7,739

Ratio Calculations:
Gross debt/EBITDA	2.3x	4.3x
Net debt/EBITDA	2.1x	4.1x

Gross debt/Adjusted EBITDA	2.2x	3.8x
Net debt/Adjusted EBITDA	2.0x	3.6x

(a)	Excludes the amortization of debt discount expense of $10 million for the twelve months ended October 3, 2015, and September 27, 2014, respectively, as it is included in Interest expense.

(b)	Adjusted EBITDA for fiscal 2015 was based on a 53-week year while fiscal 2014 was based on a 52-week year.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (and to Adjusted EBITDA) represents the ratio of our debt, net of cash and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.

We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, and enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which limits their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Fourth Quarter				12 Months Ended
	Pre-Tax Impact		EPS Impact		Pre-Tax Impact		EPS Impact
	2015	2014	2015	2014(a)	2015	2014	2015	2014(a)

Reported net income per share attributable to Tyson			$0.63	$0.35			$2.95	$2.37

Add: China impairment	$169	$—	0.41	—	$169	$—	0.41	—

Add: Merger and integration costs	$8	$—	0.02	—	$57	$—	0.09	—

Add: Prepared Foods network optimization impairment charges	$59	$—	0.09	—	$59	$—	0.09	—

Add: Denison plant closure	$12	$—	0.02	—	$12	$—	0.02	—

Add: Brazil impairment / Mexico undistributed earnings tax	$—	$42	—	0.16	$—	$42	—	0.16

Add: Hillshire Brands acquisition, integration and costs associated with our Prepared Foods improvement plan	$—	$119	—	0.24	$—	$197	—	0.37

Add: Hillshire Brands post-closing results, purchase price accounting and costs related to a legacy Hillshire Brands plant fire	$—	$40	—	0.07	$—	$40	—	0.07

Add: Hillshire Brands acquisition financing incremental interest costs and share dilution	$—	$27	—	0.09	$—	$27	—	0.12

Less: Recognition of previously unrecognized tax benefit	$—	$—	—	(0.04)	$—	$—	(0.06)	(0.15)

Less: Insurance proceeds (net of costs) related to a legacy Hillshire Brands plant fire	$(25)	$—	(0.04)	—	$(8)	$—	(0.02)	—

Less: Gain on sale of equity securities	$—	$—	—	—	$(21)	$—	(0.03)	—

Less: Gain on sale of the Mexico operation	$(161)	$—	(0.24)	—	$(161)	$—	(0.24)	—

Less: Impact of additional week	$(39)	$—	(0.06)	—	$(39)	$—	(0.06)	—

Adjusted net income per share attributable to Tyson			$0.83	$0.87			$3.15	$2.94
(a) All fourth quarter 2014 and fiscal 2014 adjustments utilized weighted average shares outstanding of 356 million.
Adjusted net income per share attributable to Tyson (adjusted EPS) is presented as a supplementary financial measurement in the evaluation of our business. We believe the presentation of adjusted EPS helps investors to assess our financial performance from period to period and enhances understanding of our financial performance; however, adjusted EPS may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted EPS is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for any measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
Operating Income Reconciliations
(In millions)
(Unaudited)

Adjusted Operating Income (Loss)
(for the fourth quarter ended October 3, 2015)
	Chicken	Beef	Pork	Prepared Foods	Other	Total
Reported operating income (loss)	$370	$(33)	$95	$150	$(32)	$550

Add: China impairment	—	—	—	—	169	169
Add: Merger and integration costs	—	—	—	—	8	8
Add: Prepared Foods network optimization impairment charges	—	—	—	59	—	59
Add: Denison plant closure	—	12	—	—	—	12
Less: Insurance proceeds related to a legacy Hillshire Brands plant fire	—	—	—	(25)	—	(25)
Less: Gain on sale of the Mexico operation	—	—	—	—	(161)	(161)
Adjusted operating income prior to adjustment for additional week	370	(21)	95	184	(16)	612
Less: Estimated impact of additional week (a)	(26)	1	(7)	(13)	1	(44)
Adjusted operating income (loss)	$344	$(20)	$88	$171	$(15)	$568
(a) Impact of additional week was calculated by using the fourth quarter of fiscal 2015 adjusted operating income (prior to the additional week impact) and divided by 14 weeks.

Adjusted Operating Income (Loss)
(for the fourth quarter ended September 27, 2014)
	Chicken	Beef	Pork	Prepared Foods	Other	Total
Reported operating income (loss)	$201	$153	$99	$(47)	$(100)	$306

Add: Brazil impairment	—	—	—	—	42	42
Add: Hillshire Brands acquisition, integration and costs associated with our Prepared Foods improvement plan	5	—	—	24	52	81
Add: Hillshire Brands post-closing results, purchase price accounting and costs related to a legacy Hillshire Brands plant fire	—	—	—	40	—	40
Adjusted Operating Income (Loss)	$206	$153	$99	$17	$(6)	$469

Adjusted Operating Income (Loss)
(for the 12 months ended October 3, 2015)
	Chicken	Beef	Pork	Prepared Foods	Other	Total
Reported operating income (loss)	$1,366	$(66)	$380	$588	$(99)	$2,169

Add: China impairment	—	—	—	—	169	169
Add: Merger and integration costs	—	—	—	10	47	57
Add: Prepared Foods network optimization impairment charges	—	—	—	59	—	59
Add: Denison plant closure	—	12	—	—	—	12
Less: Insurance proceeds (net of costs) related to a legacy Hillshire Brands plant fire	—	—	—	(8)	—	(8)
Less: Gain on sale of the Mexico operation	—	—	—	—	(161)	(161)
Adjusted operating income prior to adjustment for additional week	1,366	(54)	380	649	(44)	2,297
Less: Estimated impact of additional week (a)	(26)	1	(7)	(13)	1	(44)
Adjusted operating income (loss)	$1,340	$(53)	$373	$636	$(43)	$2,253
(a) Impact of additional week was calculated by using the fourth quarter of fiscal 2015 adjusted operating income (prior to the additional week impact) and divided by 14 weeks.

Adjusted Operating Income (Loss)
(for the 12 months ended September 27, 2014)
	Chicken	Beef	Pork	Prepared Foods	Other	Total
Reported operating income (loss)	$883	$347	$455	$(60)	$(195)	$1,430

Add: Brazil impairment	—	—	—	—	42	42
Add: Hillshire Brands acquisition, integration and costs associated with our Prepared Foods improvement plan	5	—	—	73	59	137
Add: Hillshire Brands post-closing results, purchase price accounting and costs related to a legacy Hillshire Brands plant fire	—	—	—	40	—	40
Adjusted operating income (loss)	$888	$347	$455	$53	$(94)	$1,649

Adjusted operating income is presented as a supplementary financial measurement in the evaluation of our business. We believe the presentation of adjusted operating income helps investors assess our financial performance from period to period and enhances understanding of our financial performance; however, adjusted operating income may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted operating income is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for any measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
Sales Reconciliations
(In millions)
(Unaudited)

	Fourth Quarter		12 Months
	2015	2014	2015	2014

Reported sales	$10,506	$10,105	$41,373	$37,580

Less: Impact of additional week (a)	(750)	—	(750)	—

Less: Hillshire Brands post-closing sales	—	(325)	—	(325)

Adjusted sales	$9,756	$9,780	$40,623	$37,255

(a) The estimated impact of the additional week in the fourth quarter and 12 months of fiscal 2015 was calculated by dividing unadjusted sales for the fourth quarter of fiscal 2015 by 14 weeks.

Adjusted sales is presented as a supplementary financial measurement in the evaluation of our business. We believe the presentation of adjusted sales helps investors assess our financial performance from period to period and enhances understanding of our financial performance; however, adjusted sales may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted sales is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for any measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

Tyson Foods, Inc., with headquarters in Springdale, Arkansas, is one of the world's largest food companies with leading brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®,  Ball Park®, Wright®, Aidells® and State Fair®. It’s a recognized market leader in chicken, beef and pork as well as prepared foods, including bacon, breakfast sausage, turkey, lunchmeat, hot dogs, pizza crusts and toppings, tortillas and desserts. The company supplies retail and foodservice customers throughout the United States and approximately 130 countries. Tyson Foods was founded in 1935 by John W. Tyson, whose family has continued to lead the business with his son, Don Tyson, guiding the company for many years and grandson, John H. Tyson, serving as the current chairman of the board of directors. The company has approximately 113,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, November 23, 2015. To listen live via telephone, call 888-455-8283. International callers dial 1-210-839-8865. The pass code "Tyson Foods" will be required to join the call. If you are unable to listen to the live webcast, it will be archived for one year at http://ir.tyson.com. A telephone replay will be available through December 23, 2015 at 800-679-9654. International callers may access the replay at 1-402-220-0277. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

To download TSN’s free investor relations app, which offers access to SEC filings, news releases, transcripts, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.
Forward-Looking Statements
Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics or extreme weather; (xiv) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xvi) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvii) failures or security breaches of our information technology systems; (xviii) effectiveness of advertising and marketing programs; and (xix) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the period ended October 3, 2015.

Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235